WALTHAUSEN & CO.

CODE OF ETHICS

General Principles

Rule 204A-1 of the Investment Advisers Act of 1940 requires registered investment advisers to establish, maintain and enforce a written code of ethics. Given that Walthausen & Co. (“Walthausen”) is also an investment adviser to mutual funds governed by the Investment Company Act of 1940, Walthausen and its employees, partners, directors and trustees are also required to comply with Rule 17j-1 which sets out provisions for the establishment, maintenance and enforcement of a written code of ethics. All supervised persons must also comply at all times with all applicable federal securities laws.

Each employee, officer, and director of the firm owes a fiduciary duty to all of the firm’s clients and shareholders consistent with the code, avoiding any actual or potential conflict between the interests of clients and shareholders. Activities must be conducted in a way that avoids any abuse of the position of trust and responsibility to the firm and its clients and shareholders. This general principle as well as the specific provisions of the Code of Ethics must be complied with, as well as complying with all applicable federal securities laws.

It is imperative that the personal trading activities of employees, officers, directors and trustees be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, or the appearance of any conflict, or activities that could lead to disciplinary action. All personal securities transactions must also comply with all federal securities laws and rules including employing no device, scheme, or artifice to defraud any accounts or shareholders; make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statement, in light of the circumstances under which they were made, not misleading; to engage in act, practice or course of business that operates or would operate as a fraud or deceit; or to engage in any manipulative practice.

Definitions

A. Access Person: Any employee, partner, director or trustee of Walthausen or of the Trust who, in connection with their ordinary course of business, makes, participates in, or obtains information regarding the actual or potential purchase or sale of covered securities by the firm, or whose functions or duties relate to the making of or the receiving of information of any recommendations with respect to such purchases or sales.

B. Advisory Person: Any employee, partner, director of trustee of Walthausen or the Trust who, in connection with their ordinary course of business, makes, participates in, or obtains information regarding the actual or potential purchase or sale of covered securities by the firm, or whose functions or duties relate to the making of or the receiving of information of any recommendations with respect to such purchases or sales.

C: Associated Person: Any employee or partner of the Advisor.

D. Automatic Investment Plan: A program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

E. Beneficial Interest: Ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security. A person is normally regarded as the beneficial owner of securities held in: (i) the name of his or her spouse, domestic partner, minor children, or other relatives living in his or her household; (ii) a trust, estate or other account in which he/she has a present or future interest in the income, principal or right to obtain title to the securities; or (iii) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

F. Chief Compliance Officer (“CCO”): Mark Hodge

G: Covered Securities: Stocks, bonds, notes, warrants, rights to stock, any option to purchase or sell, and any security convertible into or exchangeable for, a covered security, and exchange traded funds (ETFs).

H: Exempt Securities: Direct obligations of the Government of the United States, money market securities, money market funds, and shares of unaffiliated registered open-end funds

I. Federal Securities Laws: The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of Gramm-Leach-Bliley Act, and any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

J. Limited Offerings: Offerings that are exempt from registration under the Securities Act of 1933 pursuant to section 4(a)(2) or section 4(a)(5) or pursuant to rule 504,505, or rule 506 under the Securities Act of 1933.

K. Material Information: Information that might have an effect on the market for a security generally, or might affect an investment decision of a reasonable investor.

L. Nonpublic Information: Information that has not been publicly disseminated (for example, through public filing with a securities regulatory authority; issuance of a press release; disclosure of the information in a national or broadly disseminated news service; or the issuance of a proxy statement or prospectus). Also, relates to the firm’s securities recommendations and client securities holdings and transactions.

M. Reportable Fund: Any fund for which Walthausen serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940.

Personal Account Trading and Investment Policy

At all times, the interests of the firm’s clients will prevail over the covered person’s interest. No transactions or trading strategies used by a covered person may conflict with transactions or trading strategies carried out by the firm on behalf of its clients.

Access persons are required to obtain written approval from the CCO (or in his absence from a Managing Director) before purchasing or selling any covered security, with the exception of exchange traded funds (ETFs). Access Persons are also required to obtain written approval from the CCO for any purchase or sale of shares in any reportable fund. In the case of the CCO, a Managing Director shall provide approval.

Exempt securities are direct obligations of the Government of the United States, money market instruments, money market funds, open-end funds other than reportable funds, and unit investment trusts invested exclusively in non-affiliated open-ended funds. Approval is also not required in the case of investments subject to an automatic investment plan.

Approval is only valid on the day it is granted. No approval will be granted if the trading desk is holding an order to buy or sell the security on behalf of firm clients; if the security is being considered for purchase or sale for client portfolios; or if the transaction would breach the access person’s fiduciary responsibility to clients of the firm or create any appearance of impropriety. All Access Persons are prohibited from either directly or indirectly acquiring beneficial ownership in any security in an initial public offering (IPO) or in a limited offering .

The approval/denial of all personal transactions requests will be maintained in electronic format and/or in the central office files of the firm.

Reporting Securities Transactions and Holdings

All Access Persons are required to begin providing securities transactions and holdings to the CCO within ten days of becoming a covered person, with the information current no more than 45 days prior to the date they became a covered person.

Each holding must contain, at a minimum:

•	The title and type of security, and the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership.
•	The name of any broker dealer, or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit.
•	The date the access person submits the report.

Within 30 days after the end of the calendar year, all Access Persons must submit a holdings report to the CCO, with information current no more than 45 days prior to the date the report was submitted. At least once each 12-month period thereafter a holdings report should be submitted, again, with the information current as of a date no more than 45 days prior to the date the report was submitted.

Rule 204A-1 of the Investment Advisers Act and Rule 17j -1 of the Investment Company Act require access persons submit to the CCO or other designated persons quarterly transactions reports that meet the following requirements:

•	The date of the transaction, the title and the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security involved;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through which the transaction was effected; and
•	The date the access person submits the report.

In order to satisfy these requirements in monitoring securities transactions, and ensure compliance with the Code of Ethics, Walthausen requires Access Persons to disclose outside securities/brokerage accounts, or covered accounts on an Account Disclosure Form, provided by the CCO. A letter will then be sent by the CCO to each of the outside holding companies, requesting duplicate trade confirmations and statements be sent to the firm. This satisfies the requirement of the furnishing of transaction reports that meet the requirements under the Acts. All Access Persons are required to advise the CCO of any changes in covered accounts when they occur, including the name of the broker, dealer or bank with which the access person established the account as well as the date the account was established.

Procedures followed by the CCO to ensure our fiduciary obligations to clients include:

1.	Reviewing duplicate trade confirmations within 10 days of receipt and statements at least no later than 30 days after the end of each calendar quarter.
2.	Comparing transactions in covered accounts with transactions in client accounts for transactions that suggest violations of the Code of Ethics, including front running, insider trading (as discussed in the following section) or any other practices that constitute or could appear to involve abuses by covered persons.
3.	Documenting findings by initialing and dating confirmations and statements.
4.	Maintaining relevant documentation in the central files of the firm.

All Access Person’s transactions and holdings reports or account statements will be maintained in confidence, except when necessary to implement and enforce provisions of the code, or to comply with requests for information from government agencies.

Insider Trading/ Nonpublic Information

Walthausen & Co. forbids any Associated Person from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The firm's policy applies to every Associated Person and extends to activities within and outside their duties at the company. Each Associated Person must read this policy statement and acknowledge his or her understanding of it. Any questions regarding the company's policy and procedures should be referred to the CCO. Any Associated Person who believes they may be in possession of material nonpublic information should promptly advise the CCO.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits the following:

•	Trading by an insider while in possession of material nonpublic information
•	Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated
•	Communicating material nonpublic information to others in violation of one's duty to keep such information confidential

In an effort to prevent insider trading, the CCO will:

1.	Resolve issues of whether information received by an Associated Person of the Adviser is material and nonpublic and document findings
2.	Review on a regular basis and update as necessary the company's policy and procedures and document any resulting amendments or revisions

3.	When it is determined that an Associated Person of the company has material nonpublic information, implement measures to prevent dissemination of such information and if necessary, restrict covered persons from trading in the securities

Directorships

No Associated Person may serve as a director of a publicly-held company.

Duty of Confidentiality

All information relating to clients portfolios and activities is strictly confidential.

Gifts

The CCO has the responsibility for the firm’s Gift and Entertainment policies.

A conflict of interest occurs when the personal interests of Associated Persons interfere or could potentially interfere with their responsibilities to the firm and its clients. The overriding principle is that Associated Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Associated Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or that individual.

For purposes of the following policies on receipt of gifts and sending gifts, a gift of nominal value shall be defined as any physical item, service or event tickets with a value not to exceed $100.00. No gifts of cash or cash equivalents are permitted. Any gifts given or received by Walthausen & Co. or any of its associated persons are considered in aggregate whether or not they were conferred by the same or different people at the Adviser or the other (recipient) firm or party. For purposes of Walthausen & Co.’s policies regarding entertainment, an entertainment event shall include meals or sponsored outings.

No associated person or member of an associated person’s immediate family may receive any gift from or send any gift to any person or entity including clients and their service providers, vendors and competitors.

No Associated Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the firm. Associated persons are generally permitted to attend an approved event provided that the purpose of the meeting is to discuss the firm's business, and provided that the associated person and the vendor, service provider or client paying for the event is in attendance. Similarly, associated persons may invite clients to an event provided that the purpose of the meeting is to discuss the firm's business, and the event has been approved by the CCO.

To ensure compliance with the above policies, the CCO shall require that Associated Persons report gifts given and received, and entertainment events within a timely manner, deemed to be [5] business days prior to giving or after receiving the gift. As evidence of compliance, the CCO shall record the gifts and events on a log, retained among the central compliance files of the Adviser.

Violations

All covered persons must promptly report any actual or suspected violations of this code of ethics to the CCO. The CCO will report any violations to the Management Committee for its consideration of any sanctions or remedial action, if any, he deems necessary or appropriate.

Administration

The CCO shall be responsible for maintaining the following records:

•	A copy of each code of ethics for the firm that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;
•	A record of any violation of the code of ethics for the firm, and/or any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;
•	A copy of all persons, currently or within the past five years, who are or who were required to provide reports, must be maintained in an easily accessible place.

Annually, each covered person must certify that they have read and understood this Code, and that they acknowledge their agreement to abide by the Code. The CCO will distribute, collect, review and retain the certifications submitted. Any amendments to the Code will likewise be distributed and certified by all covered persons as to their understanding and agreement to abide by the revised Code.

Effective: March 20, 2017

(Previous version: October 3, 2013)